CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-111639 of Sun Life Assurance Company of Canada (U.S.) - KMA Variable Account on Form N-4 of our report dated April 28, 2005 (which expresses an unqualified opinion and includes an explanatory paragraph relating to information contained in footnote 5 that was derived from the financial statements for the year ended December 31, 2001, which was audited by other auditors.) relating to the financial statements of KMA Variable Account appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the use of our report dated March 18, 2005 (which expresses an unqualified opinion and includes two explanatory paragraphs, one relating to the merger of Sun Life Assurance Company of Canada (U.S.) with Keyport Life Insurance Company ("Keyport") on December 31, 2003, and another relating to the adoption of the American Institute of Certified Public Accountants' Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts," effective January 1, 2004, the adoption of provisions of FASB Interpretation No. 46, "Consolidation of Variable Interest Entities", and the adoption of provisions of FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities" effective December 31, 2003, described in Note 1) relating to the consolidated financial statements of Sun Life Assurance Company of Canada (U.S.) appearing in the Statement of Additional Information.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Statement of Additional Information.

Deloitte & Touche LLP

Boston, Massachusetts

April 28, 2005